Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces First Quarter 2014 Earnings of $2.0 Million

•	Net income for the three months ended March 31, 2014 totaled $1.98 million, compared to $1.56 million for the same period in 2013. Net interest margin for the three months ended March 31, 2014 was 3.30%, an improvement from 3.07% for the same period last year, and 3.19% for the quarter ended December 31, 2013.

•	The Company experienced loan growth despite a net reduction in nonaccrual loans of $4.7 million, or 24.5%, since December 31, 2013. Total risk assets, including nonaccrual loans, other real estate owned, restructured loans still accruing, and loans past due 90 days or more and still accruing, totaled $23.2 million, an 11.9% reduction since December 31, 2013.

•	The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 3.04% at March 31, 2014, or 140.3% of nonaccrual loans.

•	The Company achieved its previously announced goal of eliminating $5.0 million of targeted expenses in just five quarters, which allowed for infrastructure investments to support future growth initiatives.

•	As a result of technology investments to enhance the customers’ experience, the Company has been able to streamline its operations and retail network, and has announced the elimination of 32 positions, which will result in anticipated annual salary and benefit reductions of $1.5 million. It is anticipated that charges of $150 thousand will be incurred in the second quarter of 2014, which will coincide with the position eliminations.

SHIPPENSBURG, PA (April 23, 2014) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings of $1.98 million for the first quarter of 2014, compared to $1.56 million for the same quarter in 2013.

Diluted earnings per share amounted to $0.24 for the three months ended March 31, 2014, as compared to $0.19 for the first quarter of 2013. Return on average assets and return on average equity totaled 0.69% and 8.54%, respectively, for the three months ended March 31, 2014. For the three months ended March 31, 2013, return on average assets and return on average equity totaled 0.53% and 7.21%, respectively.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “2014 has been an exciting time for the Company, as we have been able to see the results of initiatives that took place in the latter half of last year, as we implemented new technology solutions to enhance our customers’ experience. We have been able to offer new and better products to our customers through more delivery channels than ever before. As a result of our digital focus, we have experienced 19% annualized growth in Online Banking users, and 172% annualized growth in Mobile Banking Users.”

Quinn added, “As a result of the efficiencies created from our improved operating platform, and enhanced delivery channels, we have been able to eliminate certain positions within our operations and retail network. Although these decisions are never easy, we are capitalizing on our technology and automation enhancements to generate these increased efficiencies and improved risk management processes.”

1 of 10

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.5 million for the three months ended March 31, 2014, a 5.0% increase compared to the same period in 2013. As a result of the sustained improvement in the Company’s asset quality and earnings performance, the Company was able to invest its excess liquidity previously kept in interest bearing bank balances into higher yielding securities and its loan portfolio. In addition, lower average balances of nonaccrual loans allowed for greater recognition of interest income. Average earning assets remained stable at approximately $1.1 billion for both the three months ended March 31, 2014 and 2013. In addition, the Company has been able to effectively manage its cost of funds, which declined to 0.47% for the three months ended March 31, 2014, an improvement from 0.56% for the same period in 2013.

The combined effect of these factors resulted in an overall improvement in the Company’s net interest margin. Net interest margin was 3.30% for the three months ended March 31, 2014, compared to 3.07% for the same period in 2013 and 3.19% for the three months ended December 31, 2013.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three months ended March 31, 2014, consistent with no provision recorded in the same period in 2013. In the past five quarters, the Company has recorded net recoveries of $481 thousand, which has resulted in favorable net charge-off ratios during this period. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The favorable historical charge-off data combined with stable economic and market conditions has resulted in the determination that no additional provision for loan losses was required to replenish the net charge-offs recorded during the first quarter of 2014 and first quarter of 2013.

Asset quality ratios have shown improvement since December 31, 2013, with classified loans totaling $46.2 million at March 31, 2014, or 6.9% of loans, compared to $56.8 million, or 8.5% of loans at December 31, 2013. The allowance for loan losses to nonperforming loans and restructured loans still accruing improved to 102.0% at March 31, 2014, from 82.8% at December 31, 2013.

Noninterest Income

Noninterest income, excluding securities gains, totaled $3.8 million for the three months ended March 31, 2014, compared to $4.3 million for the same period in 2013. Several factors contributed to lower revenues for the first quarter of 2014 compared to the first quarter of 2013. During the past several quarters, mortgage interest rates have risen, leading to a reduction in the number of customers refinancing their residential mortgages during the three months ended March 31, 2014 in comparison to the same period in 2013, which resulted in a $293 thousand decline in mortgage banking revenues to $459 thousand for the quarter ended March 31, 2014 compared to the same period in 2013. Mortgage banking revenues for the first quarter of 2014 are consistent with the $469 thousand earned in the fourth quarter of 2013. The Company also experienced a decline in service charges on deposits and other services charges consistent with trends noted in consumer spending behavior and lower loan and deposit balances. Finally, brokerage income of $448 thousand for the three months ended March 31, 2014 represented a decrease of $189 thousand from the same period in 2013, due primarily to elevated levels of income in the first quarter of 2013 due to higher trading and related commission volumes. Partially offsetting these unfavorable variances were trust and estate fees generated by Orrstown Financial Advisors, which totaled $1.2 million for the three months ended March 31, 2014, an increase of 7.2% from the same period in 2013. Also, other income of $457 thousand for the three months ended March 31, 2014 was an increase of $77 thousand over the same period in 2013, due principally to losses on sales of real estate owned properties in 2013, with no similar losses in 2014.

Net securities gains totaled $597 thousand and $122 thousand for the three months ended March 31, 2014 and 2013. For both periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to reduce interest rate risk while maintaining earnings from our securities portfolio.

Noninterest expenses

Noninterest expenses totaled $11.0 million for the three months ended March 31, 2014, compared to $10.9 million for the corresponding prior year period, an increase of 0.2%. The changes in certain components of the noninterest

2 of 10

expenses between 2013 and 2014, as described below, are reflective of the Company’s efforts to build a foundation for future growth and to better serve the needs of our customers, combined with improvements in financial condition and asset quality.

As the Company began to introduce new product offerings, improve the effectiveness of alternate delivery channels and enter new markets, it experienced increased occupancy, furniture and equipment and data processing expenses. For the three months ended March 31, 2014, these expenses totaled $1.9 million, an increase of 27.5% over $1.5 million for the same period in 2013. In December 2013, the Company outsourced its core processing system to a third party provider, to capitalize on additional products and services that the outsourced solution offered. In connection with the migration to the new platform, upgrades in certain equipment were also required. In the fourth quarter of 2013, the Company opened its financial services facility office in Lancaster, Pennsylvania, resulting in a full quarter of occupancy charges in the first three months of 2014, with no corresponding charge in the same period in 2013.

Salaries and employee benefits totaled $5.8 million for the three months ended March 31, 2014, a slight 1.1% increase over the same period in 2013. In connection with the migration to the new operating platform, and enhanced product offerings to its customers, management anticipated that it would be able to decrease its operations and retail staff, after a period of successful transition to the new platform. In April 2014, the Company announced the elimination of 32 positions, primarily in its operations and branch network, which should save the Company approximately $1.5 million in annual salaries and benefits, after a charge of approximately $150 thousand which will be incurred in the second quarter of 2014.

Advertising and bank promotions were used to advance the Company’s growth initiatives and introduction of new products and services, including the Bank’s first ever advertising on television and increased direct mail efforts. For the three months ended March 31, 2014, advertising and bank promotion expense totaled $425 thousand, compared to $211 thousand for the three months ended March 31, 2013.

Offsetting the above variances in noninterest expense, were lower expenses related to FDIC insurance, professional services and taxes other than income. FDIC insurance expenses totaled $464 thousand for the first quarter of 2014, a 30.2% reduction from the amount incurred for the same period in 2013, primarily because of a lower assessment rate. Professional services expenses totaled $628 thousand for the three months ended March 31, 2014, compared to $761 thousand for the same period in 2013, the result of the settlement of litigation in the prior year. Taxes other than income decreased from $244 thousand for the first quarter of 2013 to $158 thousand for first quarter in 2014, due to a change in the assessment rate and methodology for state bank shares tax.

The Company’s efficiency ratio increased slightly for the three months ended March 31, 2014 to 85.2%, compared to 84.3% for the same period in 2013. The higher, or less favorable, ratio was primarily the result of lower noninterest income, excluding securities gains, between the two periods. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains, intangible asset amortization and other real estate income and expenses.

Income Taxes

Income tax expense totaled $0 and $30 thousand for the three months ended March 31, 2014 and 2013, respectively, on pre-tax income of $1.98 million and $1.59 million for the three months ended March 31, 2014 and March 31, 2013, respectively.

During the third quarter of 2012, an evaluation was completed on the net deferred tax asset that existed at that time, which principally resulted from credit and credit related losses and expenses that the Company had experienced. As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income. Based on forecasted taxable income at that time, combined with limited available tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012, which resulted in a charge at that time of $19.9 million. The evaluation is updated quarterly. As of March 31, 2014, while improvement is evident, we continue to believe that the valuation allowance is appropriate. The net expense in 2013 pertains to estimated federal alternative minimum tax.

3 of 10

FINANCIAL CONDITION

Assets at March 31, 2014 were nearly $1.20 billion, a $20.2 million increase from $1.18 billion at December 31, 2013. Gross loans, excluding those held for sale, totaled $673.3 million at March 31, 2014, a $2.2 million increase from December 31, 2013. Growth was achieved in the loan portfolio despite the active loan collection efforts, in which the Company was able to collect over $7.6 million in pay downs/payoffs, charge-offs or foreclosure on nonaccrual loans during the quarter. Current economic and market conditions in the Company’s markets have not led to a great deal of growth or activity, and competition for new business opportunities is strong.

Total deposits were $1.0 billion at March 31, 2014, consistent with the December 31, 2013 balance. However there was a shift to non-interest bearing deposits, which grew by $8.0 million, or 6.9%. Total borrowings, including both short-term borrowings and long-term debt, declined by 0.8%, with a shift towards longer term borrowings, as interest rate conditions made these longer term borrowings more attractive.

Shareholders’ Equity

Shareholders’ equity totaled $96.3 million at March 31, 2014, an increase of $4.8 million, or 5.3%, since December 31, 2013. This increase was primarily the result of net income of $1.98 million posted for the three months ended March 31, 2014, combined with a $2.78 million increase in accumulated other comprehensive income (loss). The Company’s regulatory capital ratios at March 31, 2014 continue to exceed all regulatory minimums required to be considered well capitalized, and have shown continued improvement from December 31, 2013. At March 31, 2014, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 8.4%, a Tier-1 risk-based capital ratio of 13.9%, and a total risk-based capital ratio of 15.1%, which represent increases from 8.1%, 13.7% and 15.0%, respectively, at December 31, 2013.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $23.2 million at March 31, 2014, which was a decrease of $3.1 million, or 11.9%, from December 31, 2013’s balance of $26.3 million. The Company continues to actively work its classified and impaired credits, and during the first three months of 2014, was able to collect, or partially collect or foreclose on properties securing real estate loans, allowing for a net reduction in nonaccrual loans of $4.7 million.

The allowance for loan losses totaled $20.5 million at March 31, 2014, a decrease of $468 thousand from $21.0 million at December 31, 2013, principally due to net charge-offs recorded during the period, with no provision for loan losses. Asset quality metrics remain strong, with the allowance for loan losses to total loans ratio at 3.04% at March 31, 2014, and the allowance for loan losses coverage ratio of nonaccrual loans and restructured loans remained strong at 102.0%.

The Company recognizes asset quality as a high priority and continues efforts to mitigate future losses through capturing and monitoring credit risk within the portfolio and actively working with customers in order to allow them to meet their debt service requirements. Further, active monitoring and follow-up will continue on loans previously charged off in order to realize recoveries when borrowers’ conditions have improved.

4 of 10

Operating Highlights (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2014	March 31, 2013

Net income	$1,978	$1,560
Diluted earnings per share	$0.24	$0.19
Dividends per share	$0.00	$0.00
Return on average assets	0.69%	0.53%
Return on average equity	8.54%	7.21%
Net interest income	$8,516	$8,107
Net interest margin	3.30%	3.07%

Balance Sheet Highlights:

(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013

Assets	$1,198,017	$1,177,812	$1,197,038
Loans, gross	675,934	672,973	681,928
Allowance for loan losses	(20,497)	(20,965)	(21,917)
Deposits	1,002,405	1,000,390	1,044,297
Shareholders’ equity	96,252	91,439	88,849

5 of 10

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$30,357	$37,560
Securities available for sale	431,786	406,943

Loans held for sale	2,652	1,936
Loans	673,282	671,037
Less: Allowance for loan losses	(20,497)	(20,965)

Net loans	655,437	652,008

Premises and equipment, net	26,431	26,441
Other assets	54,006	54,860

Total assets	$1,198,017	$1,177,812

Liabilities
Deposits:
Non-interest bearing	$124,353	$116,371
Interest bearing	878,052	884,019

Total deposits	1,002,405	1,000,390

Borrowings	74,539	75,109
Accrued interest and other liabilities	24,821	10,874

Total liabilities	1,101,765	1,086,373

Shareholders’ Equity

Common stock	422	422
Additional paid-in capital	123,164	123,105
Retained earnings (accumulated deficit)	(25,277)	(27,255)
Accumulated other comprehensive income (loss)	(2,037)	(4,813)
Treasury stock	(20)	(20)

Total shareholders’ equity	96,252	91,439

Total liabilities and shareholders’ equity	$1,198,017	$1,177,812

6 of 10

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2014	March 31, 2013
Interest and dividend income
Interest and fees on loans	$7,441	$8,217
Interest and dividends on investment securities	2,160	1,267

Total interest and dividend income	9,601	9,484

Interest expense
Interest on deposits	956	1,224
Interest on borrowings	129	153

Total interest expense	1,085	1,377

Net interest income	8,516	8,107
Provision for loan losses	0	0

Net interest income after provision for loan losses	8,516	8,107

Noninterest income
Service charges on deposit accounts	1,269	1,414
Trust department and brokerage income	1,656	1,764
Mortgage banking activities	459	752
Other income	457	380
Investment securities gains	597	122

Total noninterest income	4,438	4,432

Noninterest expenses
Salaries and employee benefits	5,812	5,746
Occupancy, furniture and equipment	1,471	1,325
Data processing	381	128
Advertising and bank promotions	425	211
FDIC insurance	464	665
Professional services	628	761
Collection and problem loan	159	182
Real estate owned expenses	27	43
Other operating expenses	1,609	1,888

Total noninterest expenses	10,976	10,949

Income before income tax	1,978	1,590
Income tax expense	0	30

Net income	$1,978	$1,560

Per share information:
Basic earnings per share	$0.24	$0.19
Diluted earnings per share	0.24	0.19
Dividends per share	0.00	0.00
Average shares and common stock equivalents outstanding	8,108,000	8,084,000

7 of 10

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	March 31, 2014			March 31, 2013
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$12,902	$8	0.25%	$94,854	$61	0.26%
Securities	412,963	2,278	2.24	342,073	1,349	1.60
Loans	672,364	7,741	4.67	694,935	8,529	4.98

Total interest-earning assets	1,098,229	10,027	3.70	1,131,862	9,939	3.56

Other assets	60,978			70,189

Total	$1,159,207			$1,202,051

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$478,369	$186	0.16	$482,401	$217	0.18
Savings deposits	80,399	33	0.17	75,493	31	0.17
Time deposits	310,693	737	0.96	384,593	976	1.03
Short term borrowings	50,719	33	0.26	10,916	6	0.22
Long term debt	17,928	96	2.17	37,330	147	1.60

Total interest bearing liabilities	938,108	1,085	0.47	990,733	1,377	0.56

Non-interest bearing demand deposits	116,211			112,410
Other	10,949			11,219

Total Liabilities	1,065,268			1,114,362
Shareholders’ Equity	93,939			87,689

Total	$1,159,207		0.40	$1,202,051		0.49

Net interest income (FTE)/net interest spread		8,942	3.23%		8,562	3.00%

Net interest margin			3.30%			3.07%

Tax-equivalent adjustment		(426)			(455)

Net interest income		$8,516			$8,107

NOTES:  Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

8 of 10

Nonperforming Assets / Risk Elements

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2014	2013	2013

Nonaccrual loans (cash basis)	$14,606	$19,347	$14,220
Other real estate (OREO)	2,612	987	1,925

Total nonperforming assets	17,218	20,334	16,145
Restructured loans still accruing	5,487	5,988	3,078
Loans past due 90 days or more and still accruing	497	0	0

Total risk assets	$23,202	$26,322	$19,223

Loans 30-89 days past due	$2,902	$3,963	$6,069

Asset quality ratios:
Total nonaccrual loans to loans	2.17%	2.88%	2.11%
Total nonperforming assets to assets	1.44%	1.73%	1.35%
Total nonperforming assets to total loans and OREO	2.55%	3.03%	2.39%
Total risk assets to total loans and OREO	3.43%	3.92%	2.84%
Total risk assets to total assets	1.94%	2.23%	1.61%

Allowance for loan losses to total loans	3.04%	3.12%	3.25%
Allowance for loan losses to nonaccrual loans	140.33%	108.36%	154.13%
Allowance for loan losses to nonaccrual and restructured loans still accruing	102.01%	82.75%	126.70%

Roll Forward of Allowance for Loan Losses

	Three Months Ended
(Dollars in Thousands)	March 31, 2014	March 31, 2013

Balance at beginning of period	$20,965	$23,166
Provision for loan losses	0	0
Recoveries	60	96
Loans charged-off	(528)	(1,345)

Balance at end of period	$20,497	$21,917

9 of 10

About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to realize recoveries on loans previously charged off, streamline our operations and retail network, reduce salaries and benefits by $1.5 million, support future growth, increase efficiencies, improve risk management processes and mitigate future losses through capturing and monitoring credit risk within the portfolio. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to realize recoveries on loans previously charged off, streamline our operations and retail network, reduce salaries and benefits by $1.5 million, support future growth, increase efficiencies, improve risk management processes or mitigate future losses through capturing and monitoring credit risk within the portfolio. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s Form 10-K for the fiscal year ended December 31, 2013 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####

10 of 10